Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of 3DIcon Corporation of our report dated March 28, 2013, relating to our audits of the financial statements which appear in the Annual Report on Form 10-K of 3DIcon Corporation for the year ended December 31, 2012 and period from inception (January 1, 2001) to December 31, 2012.  Our report dated March 28, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ HOGANTAYLOR LLP

Tulsa, Oklahoma

June 12, 2013